[CBRL GROUP, INC. LOGO]	Post Office Box 787
Lebanon, Tennessee
37088-0787

C B R L G R O U P, I N C.

Investor Contact:	Diana S. Wynne
Senior Vice President, Corporate Affairs
(615) 443-9837

Media Contact:	Julie K. Davis
Director, Corporate Communications
(615) 443-9266

CBRL GROUP, INC. ANNOUNCES INCREASE IN DILUTED INCOME PER SHARE FROM CONTINUING OPERATIONS FOR
FISCAL 2007 SECOND QUARTER AND YEAR TO DATE

Provides Updated Fiscal 2007 Outlook

LEBANON, Tenn. (February 20, 2007) -- CBRL Group, Inc. (“CBRL” or the “Company”) (Nasdaq: CBRL) today announced results for the second quarter ended January 26, 2007, reporting diluted income per share from continuing operations of $0.60, compared with $0.53 from continuing operations in the second quarter of fiscal 2006. After-tax income from continuing operations was $20.5 million, compared with $26.7 million in the second quarter of fiscal 2006, with the reduction reflecting higher interest expense associated with the Company’s recapitalization initiative begun in 2006. On December 6, 2006, the Company announced that it had closed the sale of its subsidiary, Logan’s Roadhouse® Inc. (“Logan’s”). Logan’s results and the related gain and expenses are classified as discontinued operations. Total net income and diluted net income per share, including the effect of Logan’s discontinued operations, were $102.5 million and $2.88, respectively, compared with $30.8 million and $0.61, respectively, in the prior-year second quarter.

Highlights of the fiscal 2007 second-quarter include:

•
Completion of the sale of Logan’s for aggregate gross consideration of approximately $486 million, including the proceeds from the Logan’s sale/leaseback and the three Logan’s restaurants retained by the Company and leased back to Logan’s.

•	Completion of additional “Dutch Auction” tender offer in which the Company repurchased 5,434,774 shares of its common stock for $46 per share (aggregate cost of $250 million before fees).
•	Comparable store restaurant sales for the second quarter increased 0.5% for Cracker Barrel Old Country Store® (“Cracker Barrel”), while comparable store retail sales were up 5.5%.
•	Total revenue from continuing operations for the second quarter of $612 million was up 4.3% from the prior-year period.
•	Operating income margin from continuing operations in the second quarter was 6.9% of total revenues compared to 7.3% in the year-ago quarter.

-MORE-

CBRL Announces Fiscal 2007 Second Quarter And Year-To-Date Results

February 20, 2007

•
After-tax income and diluted income per share, both from continuing operations, for the second quarter were $20.5 million and $0.60, respectively, compared with $26.7 million and $0.53, respectively, in the prior-year comparable period. The second quarter of fiscal 2007 benefited from the Company’s recapitalization initiatives, which had the effect of reducing income from continuing operations due to interest on a greater amount of debt outstanding, while increasing diluted income per share from continuing operations due to a reduction in the number of shares outstanding.

•	Announcement of 10b5-1 repurchase plan under which the Company intends to purchase up to an additional $100 million of its common stock.

Second-Quarter Fiscal 2007 Results
On December 6, 2006, the Company announced that it had closed the sale of Logan’s. Logan’s results and the gain and expenses related to the sale are reflected as discontinued operations.

The Company’s prior-year second quarter results included the effects of certain charges and credits related to the closing of seven Cracker Barrel Old Country Stores and certain organizational changes at Cracker Barrel. The aggregate effect of these items was a charge to income from continuing operations that totaled approximately
$4.7 million before income taxes ($3.0 million after taxes or $0.06 per diluted share). The second quarter fiscal 2006 impairment charge for Cracker Barrel store closings was approximately $3.7 million before income taxes ($2.4 million after taxes or $0.05 per diluted share). In addition to the impairment charge, Cracker Barrel recorded expenses of approximately $1.0 million before income taxes ($0.6 million after taxes or $0.01 per diluted share) in the second quarter related to organizational changes intended to improve both store operations and retail merchandising.

During the prior-year second quarter, the Company also completed actuarial reviews of its self-insured workers compensation and general liability reserves and recorded adjustments to reduce these reserves to reflect the updated actuarial-based outlook. The Company also updated its estimates of other claims and litigation expenses and associated insurance recoveries during the prior-year quarter. These reviews resulted in recording a net credit to income from continuing operations of $3.7 million before income taxes ($2.4 million after taxes or $0.05 per diluted share).

A similar review performed in the fiscal 2007 second quarter resulted in a net credit to income from continuing operations of $3.0 million before income taxes ($2.0 million after taxes or $0.05 per diluted share).

Revenue from continuing operations
Total revenue from continuing operations for the second quarter of $612.1 million represented an increase of 4.3% from the second quarter of fiscal 2006. Comparable store restaurant sales for the period increased 0.5%, including a 1.2% higher average check, while guest traffic declined 0.7%. Cracker Barrel’s average menu price increase for the quarter was approximately 1.2% compared with last year. Comparable store retail sales increased 5.5% for the quarter. During the quarter, the Company opened four new Cracker Barrel Old Country Store units.

-MORE-

CBRL Announces Fiscal 2007 Second Quarter And Year-To-Date Results

February 20, 2007

Income from continuing operations
Operating income from continuing operations of $42.2 million was 6.9% of total revenue during the second quarter of fiscal 2007 compared with $42.7 million, or 7.3% of revenue, in the second quarter of fiscal 2006. After-tax income from continuing operations of $20.5 million, or $0.60 per diluted share, during the second quarter of 2007, compared with income from continuing operations of $26.7 million, or $0.53 per diluted share, for the comparable period of fiscal 2006. Unfavorable expense items affecting second quarter comparable results included higher interest expense due to the Company’s 2006 recapitalization initiatives and correspondingly higher debt levels, higher labor costs including wage inflation related to certain state minimum wage increases which went into effect January 1, 2007, higher bonus and incentive compensation expense, and increased pre-Christmas retail markdowns. Partially offsetting these unfavorable items were higher menu pricing, comparable-store retail sales increases, lower food cost as a percent of sales, favorable litigation settlement proceeds and the non-recurrence of certain impairment and organizational change costs incurred in the second quarter of fiscal 2006. Diluted income per share from continuing operations reflected fewer shares outstanding compared with the comparable prior-year period as a result of the Company’s two “Dutch Auction” tender offers in which it repurchased in total 22,184,774 shares of the Company’s common stock (approximately 47% of the amount previously outstanding) in the fourth quarter fiscal 2006 and the second quarter of fiscal 2007.

Commenting on the second-quarter results, CBRL Group, Inc. Chairman, President and Chief Executive Officer Michael A. Woodhouse said, “We are continuing to work on improving our operations in a challenging sales environment for the industry. We were pleased with the retail sales generated from the more extensive and appealing Christmas merchandise and the strong visual appeal of the stores during the holiday season. Apparel, home decor and an expanded offering of candles sold well in the retail stores. We began the roll-out of our table optimization initiative and are now focusing on a comprehensive effort to improve speed of service. We continue to be focused on improving margins and leveraging the strength of the Cracker Barrel brand.”

Year-to-Date Fiscal 2007 Results
Total revenue from continuing operations year-to-date for fiscal 2007 of $1.2 billion increased 4.3% from the year-to-date period in fiscal 2006. Comparable store restaurant sales year-to-date increased 0.9%, including a 1.2% higher check, while guest traffic declined by 0.3%. Comparable store retail sales increased 5.1%
year-to-date. In the first six months of fiscal 2007, the Company opened nine new Cracker Barrel Old Country Stores.

The Company reported year-to-date income from continuing operations of $35.7 million, or $1.05 per diluted share, compared with income from continuing operations of $48.8 million, or $0.98 per diluted share, for the same period in fiscal 2006.

-MORE-

CBRL Announces Fiscal 2007 Second Quarter And Year-To-Date Results

February 20, 2007

Year-to-date net cash flow from operating activities was $109.2 million and exceeded cash used for purchase of property and equipment (capital expenditures) of $46.9 million. The net cash proceeds from the sale of Logan’s of $267.3 million are shown under net cash provided by investing activities and the proceeds from the Logan’s sale/leaseback are included in the net cash provided by discontinued operations.

Fiscal 2007 Outlook
The Company urges caution in considering its current trends and the outlook disclosed in this press release. The restaurant industry is highly competitive, and trends and guidance are subject to numerous factors and influences, some of which are discussed in the cautionary language at the end of this press release. The Company disclaims any obligations to update disclosed information on trends or targets other than in its periodic filings on Forms 10-K and 10-Q with the Securities and Exchange Commission.

The Company commented on its outlook for fiscal 2007 and reiterated that it has adopted the practice of providing guidance on full fiscal year targets rather than quarterly expectations or objectives. The Company noted that its outlook reflects many assumptions, the accuracy of which are not yet known. Based on the first six months’ operating results and trends, the Company presently expects fiscal 2007 total revenues to increase 6.5 to 7.5% over revenues from continuing operations in fiscal 2006, reflecting the opening of 19 new Cracker Barrel stores during the year, full-year comparable store restaurant sales that are projected to be up 1 to 2% and full-year comparable store retail sales that are estimated to be up 5 to 6% compared to prior year (on a comparable week basis), and the benefit of an estimated $45-50 million in revenues from a 53rd week in fiscal 2007. The Company also expects fiscal 2007 operating income margins from continuing operations to be approximately 7.0 to 7.2%. The Company’s margin expectations reflect favorable food costs as a percent of sales, deferral or elimination of previously planned expenses based on a review of discretionary spending, and expected pricing effects, offset by higher retail markdowns and bonus expenses and the effect of hourly wage pressures including minimum wage changes on tipped employees becoming effective in certain states. Commodity cost inflation in the second half of the year, with approximately 75% of product needs contracted, is expected to be 1.5 to 2%. Certain expenses related to the Company’s strategic initiatives begun in fiscal 2006 continue in fiscal 2007. The Company presently expects fiscal 2007 capital expenditures of approximately $95 million.

Commenting on the outlook, Mr. Woodhouse said, “Fiscal 2007 is a transition year for CBRL. We have completed the major steps of the strategic initiatives we began in fiscal 2006 to become a single concept operating company and to achieve the appropriate capital structure. We are totally focused on driving increased traffic and retail sales to improve operating results in our stores. Both of these goals are directly related to strengthening our brand and building long-term shareholder value.”

Fiscal 2007 Second-Quarter Conference Call
As previously announced, the live broadcast of CBRL Group’s quarterly conference call will be available to the public on-line at earnings.com or cbrlgroup.com today beginning at 11:00 a.m. (ET). The on-line replay will be available at 2:00 p.m. (ET) and continue through February 27, 2007.

-MORE-

CBRL Announces Fiscal 2007 Second Quarter And Year-To-Date Results

February 20, 2007

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 555 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of CBRL Group, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “opportunity,” “future,” “plans,” “goals,” “objectives,” “expectations,” “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “regular,” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: the timing and ability of the Company to successfully complete its share repurchase authorizations; the effects of incurring substantial indebtedness and associated restrictions on the Company’s financial and operating flexibility and ability to execute or pursue its operating plans and objectives; the effects of uncertain consumer confidence, higher costs for energy, consumer debt payments, or general or regional economic weakness, or weather on sales and customer travel, discretionary income or personal expenditure activity of our customers; the ability of the Company to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants; the ability of the Company to sustain or the effects of plans intended to improve operational execution and performance; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of plans intended to promote or protect the Company’s brands and products; commodity, workers compensation, group health and utility price changes; consumer behavior based on negative publicity or concerns over nutritional or safety aspects of the Company’s products or restaurant food in general, including concerns about E. coli bacteria, hepatitis A, “mad cow” disease, “foot-and-mouth” disease, and bird flu, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; changes in interest rates or capital market conditions affecting the Company’s financing costs or ability to obtain financing or execute initiatives; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; the ability of the Company to retain key personnel; the ability of and cost to the Company to recruit, train, and retain qualified hourly and management employees; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; the availability and cost of suitable sites for restaurant development and our ability to identify those sites; changes in building materials and construction costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of

-MORE-

CBRL Announces Fiscal 2007 Second Quarter And Year-To-Date Results

February 20, 2007

natural disasters or terrorist acts or war and military or government responses; disruptions to the Company’s restaurant or retail supply chain; changes in foreign exchange rates affecting the Company’s future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); effectiveness of internal controls over financial reporting and disclosure; and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission, press releases, and other communications.

-MORE-

CBRL Announces Fiscal 2007 Second Quarter And Year-To-Date Results

February 20, 2007

    CBRL GROUP, INC.
CONDENSED CONSOLIDATED INCOME STATEMENT
(Unaudited)
                            (In thousands, except share amounts)

	Second Quarter Ended			Six Months Ended
	1/26/07	1/27/06	Change	1/26/07	1/27/06	Change

Total revenue	$612,134	$586,741	4%	$1,170,397	$1,122,226	4%
Cost of goods sold	210,352	200,226	5	383,208	366,838	4
Gross profit	401,782	386,515	4	787,189	755,388	4
Labor & other related expenses	219,594	208,222	5	431,768	412,640	5
Other store operating expenses	105,932	99,942	6	203,654	195,126	4
Impairment charges	--	3,705	(100)	--	3,705	(100)
Store operating income	76,256	74,646	2	151,767	143,917	5
General and administrative expenses	34,022	31,921	7	71,282	64,983	10
Operating income	42,234	42,725	(1)	80,485	78,934	2
Interest expense	14,609	2,319	530	29,786	4,806	520
Interest income	3,857	93	4,047	4,455	93	4,690
Pretax income	31,482	40,499	(22)	55,154	74,221	(26)
Provision for income taxes	10,981	13,790	(20)	19,491	25,458	(23)
Income from continuing operations	20,501	26,709	(23)	35,663	48,763	(27)
Income from discontinued operations	82,011	4,088	1,906	86,276	7,756	1,012
Net income	$102,512	$30,797	233	$121,939	$56,519	116

Earnings per share - Basic:
Income from continuing operations	$0.66	$0.57	16	$1.14	$1.04	10
Income from discontinued operations	$2.66	$0.09	2,856	$2.76	$0.17	1,524
Net income per share	$3.32	$0.66	403	$3.90	$1.21	222

Earnings per share - Diluted:
Income from continuing operations	$0.60	$0.53	13	$1.05	$0.98	7
Income from discontinued operations	$2.28	$0.08	2,750	$2.38	$0.15	1,487
Net income per share	$2.88	$0.61	372	$3.43	$1.13	204

Weighted average shares:
Basic	30,839,209	46,782,140	(34)	31,226,657	46,727,171	(33)
Diluted	36,016,304	51,843,383	(31)	36,204,862	51,839,989	(30)

Ratio Analysis
Total revenue
Restaurant	73.2%	74.0%		76.1%	76.7%
Retail	26.8	26.0		23.9	23.3
Total revenue	100.0	100.0		100.0	100.0
Cost of goods sold	34.4	34.1		32.7	32.7
Gross profit	65.6	65.9		67.3	67.3
Labor & other related expenses	35.8	35.5		36.9	36.8
Other store operating expenses	17.3	17.1		17.4	17.4
Impairment charges	--	0.6		--	0.3
Store operating income	12.5	12.7		13.0	12.8
General and administrative expenses	5.6	5.4		6.1	5.8
Operating income	6.9	7.3		6.9	7.0
Interest expense	2.4	0.4		2.6	0.4
Interest income	0.6	--		0.4	--
Pretax income	5.1	6.9		4.7	6.6
Provision for income taxes	1.8	2.3		1.7	2.3
Income from continuing operations	3.3	4.6		3.0	4.3
Income from discontinued operations	13.4	0.6		7.4	0.7
Net income	16.7%	5.2%		10.4%	5.0%

-MORE-

CBRL Announces Fiscal 2007 Second Quarter And Year-To-Date Results

February 20, 2007

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited and in thousands, except shares)
	1/26/07	7/28/06
Assets
Cash and cash equivalents	$258,401	$87,830
Assets held for sale	5,915	3,127
Other current assets	153,353	161,651
Current assets of discontinued operations	--	401,222
Property and equipment, net	1,002,273	982,504
Long-lived assets	46,312	44,963
Total assets	$1,466,254	1,681,297

Liabilities and Shareholders' Equity
Current liabilities	$293,369	$258,888
Current liabilities of discontinued operations	--	71,645
Long-term debt	836,438	911,464
Other long-term obligations	143,758	137,018
Shareholders' equity	192,689	302,282
Total liabilities and shareholders' equity	$1,466,254	$1,681,297

Common shares outstanding	26,129,641	30,926,906

-MORE-

CBRL Announces Fiscal 2007 Second Quarter And Year-To-Date Results

February 20, 2007

CONDENSED CONSOLIDATED CASH FLOW STATEMENT
(Unaudited and in thousands)
	Six Months Ended
	1/26/07	1/27/06
Cash flows from continuing operations:
Cash flows from operating activities
Net income	$121,939	$56,519
Income from discontinued operations, net of tax	(86,276)	(7,756)
Depreciation and amortization	28,017	27,650
Loss on disposition of property and equipment	1,304	1,242
Impairment	--	3,705
Accretion on zero-coupon notes	2,934	2,845
Share-based compensation, net of excess tax benefit	5,338	4,086
Net changes in other assets and liabilities	35,985	(35,801)
Net cash provided by operating activities	109,241	52,400
Cash flows from investing activities:
Purchase of property and equipment, net of insurance recoveries	(46,909)	(44,950)
Proceeds from sale of Logan's	267,262	--
Proceeds from sale of property and equipment	1,636	103
Net cash provided by (used in) investing activities	221,989	(44,847)
Cash flows from financing activities:
Net payments for credit facilities and other long-term obligations	(78,863)	(6,605)
Proceeds from exercise of stock options	20,171	13,594
Excess tax benefit from share-based compensation	1,947	2,890
Purchases and retirement of common stock	(250,142)	--
Dividends on common stock	(8,464)	(11,746)
Net cash used in financing activities	(315,351)	(1,867)

Net cash provided by (used in) discontinued operations	154,692	(4,183)

Net increase in cash and cash equivalents	170,571	1,503
Cash and cash equivalents, beginning of period	87,830	15,577
Cash and cash equivalents, end of period	$258,401	$17,080

-MORE-

CBRL Announces Fiscal 2007 Second Quarter And Year-To-Date Results

February 20, 2007

CBRL GROUP, INC.
Supplemental Information
(Unaudited)
	Second Quarter Ended		Six Months Ended
	1/26/07	1/27/06	1/26/07	1/27/06
Units in operation:
Open at beginning of period	548	537	543	529
Opened during period	4	3	9	11
Open at end of period	552	540	552	540

Total revenue: (In thousands)
Restaurant	$447,782	$434,431	$890,109	$861,076
Retail	164,352	152,310	280,288	261,150
Total revenue	$612,134	$586,741	$1,170,397	$1,122,226

Operating weeks:	7,160	7,007	14,236	13,944

Average unit volume: (In thousands)
Restaurant	$813.0	$806.1	$1,625.7	$1,605.6
Retail	298.4	282.6	511.9	486.9
Total	$1,111.4	$1,088.7	$2,137.6	$2,092.5

	Q2 2007 vs. Q2 2006		6 mo. 2007 vs. 6 mo. 2006
Comparable store sales period to period increase:
Restaurant	0.5%		0.9%
Retail	5.5%		5.1%

Number of locations in comparable store base	513		507

-END-